UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Kona Grill, Inc.

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KONA GRILL, INC.
7150 East Camelback Road, Suite 220
Scottsdale, Arizona 85251

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 30, 2013

The Annual Meeting of Stockholders of Kona Grill, Inc., a Delaware corporation, will be held at 9:00 a.m., on Tuesday, April 30, 2013, at the Kona Grill City North restaurant located at 5310 E. High Street, Phoenix, Arizona, 85054 for the following purposes:

1.	To elect three Class II directors nominated by the Board of Directors to serve for a three-year term expiring in 2016;

2.	To approve an advisory resolution on executive compensation;

3.	To approve an advisory vote on the frequency of future advisory votes on executive compensation;

4.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 8, 2013 (“record date”) are entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

Our Annual Meeting materials, including our Proxy Statement and Annual Report, are available over the internet at www.proxyvote.com. We believe that this delivery process expedites stockholders’ receipt of proxy materials as well as lowers the costs and reduces the environmental impact of our Annual Meeting. All stockholders as of the record date were mailed a Notice of Internet Availability (the “Notice”) with instructions on how to access our Annual Meeting materials online and how to request a paper copy of the materials by mail. The Notice also includes instructions on how to vote online or by telephone. Internet voting must be completed before midnight, Eastern Time, prior to the meeting.

By order of the Board of Directors,

/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer
Scottsdale, Arizona
March 18, 2013

KONA GRILL, INC.

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

This proxy statement is being furnished to the stockholders of Kona Grill, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held at the Kona Grill City North restaurant on Tuesday, April 30, 2013, at 9:00 a.m., local time, and at any adjournment or postponement thereof. These proxy solicitation materials were first made available on or about March 18, 2013 to all stockholders entitled to vote at the meeting.

Who is Entitled to Vote at the Annual Meeting

Only holders of record of our common stock as of the close of business on March 8, 2013, are entitled to notice of, and to vote at, the meeting. On the record date, there were 8,539,921 shares of our common stock outstanding.  Each outstanding share of common stock is entitled to one vote upon all matters to be acted upon at the meeting.

Voting

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, the votes to approve the matters coming before the meeting is as follows. For the election of directors, a plurality of the votes properly cast in person or by proxy will be required to elect the three director candidates. To take action on all other matters, the bylaws require the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter.  However, the stockholder votes on the resolutions on executive compensation and on the frequency of future advisory votes on executive compensation are strictly advisory in nature and our Board will take into account the preferences of the stockholders, as described in the descriptions of the proposals included in this proxy statement.  Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Under applicable New York Stock Exchange rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to the election of directors and executive compensation matters without instructions from the beneficial owner.  However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner.  Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposals 1, 2 and 3.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the nominees set forth in this proxy statement, (2) “for” a non-binding advisory resolution on executive compensation as described in this proxy statement, (3) “for” a frequency of “three years” with respect to the non-binding advisory vote on executive compensation, and (4) “for” the ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2013.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation of Proxies

We will bear the cost of this solicitation. Proxies may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

ANNUAL REPORT

Our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, was made available to stockholders with or preceding this proxy statement. Such 2012 Annual Report to Stockholders contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report on Executive Compensation” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge to each person being solicited by this proxy statement, upon request, a printed copy of our 2012 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012. All such requests should be directed to Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation provides for three classes of directors, each of which serves for a term of three years. At the meeting, our Class II directors will be elected to hold office for a term of three years or until their respective successors are elected and qualified. Unless otherwise instructed, the shares represented by validly submitted proxy cards will be voted for the election of each of the below-listed Board approved and recommended nominees to serve as Class II directors. The Board approved and recommended nominees have consented to be named in the proxy statement and to serve as directors, if elected. The Board has no reason to believe that the below-listed nominees will not be candidates or will be unable or will decline to serve as directors if they are elected at the meeting. However, in the event that any of the below-listed nominees should become unable or unwilling to serve as a director, the form of proxy will be voted “for” the election of such substitute nominees as shall be designated by the remaining incumbent directors of our current Board of Directors to fill the vacancy. In such event, we intend to supplement this proxy statement to identify the substitute nominees and provide other relevant information regarding such nominees as required by applicable securities laws.

Pursuant to its charter, the Nominating Committee of the Board of Directors has recommended the Board’s director-nominees for election to our Board based on the following: (a) the Board’s director-nominees possess the experience, qualifications, attributes, and skills necessary to serve as members of the Board, and (b) the Board’s director-nominees possess the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of our company, including the knowledge and experience of the Board’s director-nominees in serving on our Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of Messrs. Jundt, Newman and Winczewski as Class II directors.

Class II: Term to Expire in 2016

Name	Age	Year First Became a Director
Marcus E. Jundt	47	2011
Leonard M. Newman	52	2012
Anthony L. Winczewski	57	2005

DIRECTORS WHO ARE CONTINUING IN OFFICE:

Class III: Term to Expire in 2014

Name	Age	Year First Became a Director
Berke Bakay	34	2009
Richard J. Hauser	51	2004

Class I: Term to Expire in 2015

Name	Age	Year First Became a Director
James R. Jundt	71	2010
Steven W. Schussler	57	2012

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current directors and executive officers.

Name	Age	Director or Executive Officer Since	Position
James R. Jundt	71	2010	Chairman of the Board
Berke Bakay	34	2009	President, Chief Executive Officer and Director
Richard J. Hauser	51	2004	Director
Marcus E. Jundt	47	2011	Director
Anthony L. Winczewski	57	2005	Director
Steven W. Schussler	57	2012	Director
Leonard M. Newman	52	2012	Director
Christi Hing	39	2012	Chief Financial Officer

Biographical Information Regarding Directors and Executive Officers

James R. Jundt was appointed as a director and Chairman of our company in November 2010. Mr. Jundt was a founding investor in the Kona Grill concept. Mr. Jundt’s career has primarily been managing portfolios of growth stocks.  Mr. Jundt began his career in 1964 with Merrill Lynch were he served as a securities analyst with the restaurant and retail industries. Since 1969, Mr. Jundt has been active as portfolio manager with Investors Diversified Services (now Ameriprise Financial Services), St. Paul Advisers and Jundt Associates, an investment advisory firm that Mr. Jundt founded in 1982 which managed pension assets, mutual funds and hedge funds.  Mr. Jundt resigned from Jundt Associates in October 2007 and founded JRJ Management, LLC, an investment advisory firm based in Scottsdale, Arizona. Jundt Associates was placed into receivership in December 2007 by Hennpein County District Court, State of Minnesota. Mr. Jundt has served on the boards of numerous private companies, including Caribou Coffee, universities such as Gonzaga University and Saint Thomas Law School and institutions such as the Minneapolis Institute of Arts. Mr. Jundt holds a Bachelor degree from Gonzaga University and is a Chartered Financial Analyst. Mr. Jundt is the father of Marcus E. Jundt.

Our Board believes that Mr. Jundt’s extensive experience in public company investment advisory management, coupled with his long and significant ownership position in our company provides the Board with a strategic focus on maximizing stockholder value.

Berke Bakay has served as our Chief Executive Officer and President since January 2012 and as a director of our company since October 2009. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP is currently the largest stockholder of Kona Grill, Inc. Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP (an investment management firm based in Dallas, Texas) from 2006 to 2007. Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group  (NYSE: SWS), where he covered the specialty retail industry. Mr. Bakay also serves as a director of Lone Oak Acquisition Corporation.

Mr. Bakay has a strong background in business and finance with experience as a buy-side portfolio manager covering publicly traded restaurant companies. His position as Chief Executive Officer of our company and his status as our largest shareholder qualify him to represent the shareholders’ interest as well as the views of management on our Board.

Richard J. Hauser has served as a director of our company since December 2004. Mr. Hauser serves as the President and owner of Capital Real Estate, Inc., a commercial real estate development company based in Minneapolis, Minnesota, which he founded in 2001. In addition, Mr. Hauser is the Manager and owner of Net Lease Development, LLC, which is a controlled operating company under Capital Real Estate, Inc., as well as a member and managing partner of several other partnerships formed for real estate and related ventures. Mr. Hauser currently serves as the CEO of Gaia Leasing, LLC, a commercial leasing company which services the restaurant and other industries. Prior to founding Capital Real Estate, Inc. and Net Lease Development, LLC, Mr. Hauser served as a partner with Reliance Development Company, LLC from 1992 to 2001, where he was responsible for the management, development, and sale of retail properties. Mr. Hauser also serves as a director of Lone Oak Acquisition Corporation.

The Board believes Mr. Hauser’s strong executive background in commercial real estate and finance provides important perspective to the Board, given the importance of real estate evaluation, development and finance to our company’s business. Mr. Hauser also has extensive experience in development, business operations and strategic planning, which also benefit our company’s business.

Marcus E. Jundt was appointed to serve as a director of our company in October 2011. Mr. Jundt previously served as a member of our Board (from 2000 to 2009), as the Board’s Chairman (from March 2004 to May 2009), and as our chief executive officer (from July 2006 to May 2009). Mr. Jundt was one of the founders of the Kona Grill concept. Since 2009, Mr. Jundt has been involved as an investor in several private enterprises. From June 2004 to April 2009, Mr. Jundt served as a General Partner in Vail Development, LLC, a private holding company for the Four Seasons Hotel in Vail, Colorado. From 1992 to 2006, Mr. Jundt also served as Vice Chairman and President of the investment advisory firm Jundt Associates, Inc. During November 2007, a receiver was appointed to administer the assets of Jundt Associates, Inc. In August of 2011, Mr. Jundt filed for personal bankruptcy in United States Bankruptcy Court for the District of South Dakota. Mr. Jundt has served as a member of the board of directors of several companies and been an investor in numerous ventures. Mr. Jundt holds a Bachelor of Science degree from Gonzaga University and an MBA from the J.L. Kellogg Graduate School at Northwestern University. Mr. Marcus E. Jundt is the son of Mr. James R. Jundt.

The Board believes Mr. Jundt’s role as the former Chief Executive Officer of our company, as well as extensive investment advisory experience and his strong general background in the hospitality industry and other business areas make him uniquely qualified to serve on the Board.

Anthony L. Winczewski has served as a director of our company since April 2005. Mr. Winczewski has served as President and Chief Executive Officer of Commercial Partners Title, LLC, a midwestern title insurance agency engaged in providing commercial, residential, and tax deferred exchange solutions since January 1995. Prior to forming Commercial Partners in 1995, Mr. Winczewski held a variety of positions with title insurance companies for 20 years, including positions as a manager and sales officer for Chicago Title Insurance Company from May 1984 until January 1995 and as a Vice President and Principal of Winona County Abstract and Title, Inc. from July 1975 until May 1984.

The Board believes Mr. Winczewski’s strong executive background in real estate finance and over 35 years of experience in management and ownership positions makes him qualified to serve on the Board.

Steven W. Schussler was appointed to serve as a director of our company in March 2012. Mr. Schussler was the founder, Executive Vice-President and a director of Rainforest Café, Inc., a publicly traded restaurant company that was sold to Landry’s Restaurants, Inc. in 2000. Since that time, Mr. Schussler has been Chief Executive Officer of Schussler Creative, Inc., a restaurant development concept company that has created several restaurant concepts including T-Rex Café, a restaurant and retail store located in Downtown Disney Marketplace in Orlando, Florida and in Kansas City, as well as Yak & Yeti, an Asian restaurant located inside Disney’s Animal Kingdom in Orlando, Florida. Schussler Creative, Inc. sold a controlling interest in these restaurant concepts to Landry’s in 2006.

The Board believes that Mr. Schussler’s extensive business and restaurant experience of over 30 years makes him qualified to serve on the Board.

Leonard M. Newman was appointed to serve as a director of our company in March 2012.  Mr. Newman began his career as an accountant with Arthur Andersen & Co. from 1982 through 1989. From 1989 through 1996, Mr. Newman served in several accounting and finance functions for PepsiCo, Inc., where he worked with the Pepsi Co and Taco Bell divisions. From 1996 through 2003, Mr. Newman was Chief Financial Officer of Border Foods, Inc., which operated several Kentucky Fried Chicken, Pizza Hut and Taco Bell units. From 2004 through 2010, Mr. Newman served as Chief Executive Officer of Camillet Foods, a franchisee of three casual restaurants. From January 2010 through August 2012, Mr. Newman served as a financial consultant in various industries. Mr. Newman is currently the Chief Financial Officer of East View Information Services, a leading provider of native and translated foreign language information products and services.

The Board believes that Mr. Newman’s extensive financial and accounting experience combined with his restaurant experience makes him uniquely qualified to serve on the Board.

 Christi Hing has served as our Chief Financial Officer since February 2012. Ms. Hing has over 17 years of finance and accounting experience and has been with the Company since January 2006. She had served as the Company’s Vice President and Controller and previous to that as the Company’s Director of Financial Reporting. Prior to joining the Company, from February 2004 to December 2005, she was a Manager of Financial Reporting at American Express Company. From September 1996 to October 2003, she held a variety of audit positions at PricewaterhouseCoopers LLP in the Audit and Business Advisory Services practice.  Ms. Hing is a Certified Public Accountant in Arizona.

Classification of Our Board of Directors

Our certificate of incorporation provides for a Board of Directors consisting of three classes serving three-year staggered terms. James R. Jundt and Steven W. Schussler serve as our Class I directors, with the term of office of the Class I directors expiring at the annual meeting of stockholders in 2015. The Class II directors consist of Marcus E. Jundt, Leonard M. Newman, and Anthony L. Winczewski, with the term of office of the Class II directors expiring at the annual meeting of stockholders in 2013. Class III directors consist of Berke Bakay and Richard J. Hauser, with the term of office of Class III directors expiring at the annual meeting of stockholders in 2014. Officers serve at the pleasure of the Board of Directors.

Information Relating to Corporate Governance and the Board of Directors

The Board of Directors has determined that having a non-employee serve as Chairman of the Board is in the best interests of stockholders. The structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the Board’s work. Mr. James R. Jundt currently serves as the Chairman of the Board.

Risk Oversight

The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Director Independence

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that as of the date hereof, the following directors are independent directors, as “independence” is defined by NASDAQ, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director: Leonard M. Newman, Anthony L. Winczewski, Richard J. Hauser and Steven W. Schussler. Our Board has also determined that Messrs. James R. Jundt and Marcus E. Jundt will be independent effective May 18, 2013, because three years will have elapsed since Marcus Jundt was entitled to receive severance payments pursuant to the August 2009 separation agreement relating to his resignation as our Chief Executive Officer, and because they have no other relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director.

We regularly schedule executive sessions at which independent directors meet without the presence or participation of management.

Information Regarding Board Committees

Our bylaws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established an Audit Committee, Compensation Committee, and Nominating Committee, each consisting entirely of independent directors.

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominating Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website at www.konagrill.com, the charters of our Audit, Compensation, and Nominating Committees; our Code of Business Conduct and Ethics, and Code of Ethics for the CEO and Senior Financial Officers; and any other corporate governance materials contemplated by SEC or NASDAQ regulations.  These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement.

Communications With Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Kona Grill, Inc. c/o any specified individual director or directors to our corporate office. Any such letters are sent to the indicated directors.

Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to the oversight of the integrity of the financial statements, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor.  The primary responsibilities of the Audit Committee are set forth in its charter. The Audit Committee also selects the independent auditor to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent auditor and our financial accounting staff; and reviews and approves transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Hauser, Newman, and Winczewski, each of whom is an independent director of our company under the NASDAQ rules as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002. The Board of Directors has determined that Mr. Newman (whose background is detailed above) qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Newman serves as the Chairman of the Audit Committee.

Nominating Committee

The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. The Nominating Committee is responsible for making recommendations to the Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of the Board of Directors, the oversight of the evaluations of the Board of Directors and management, and the development and recommendation to the Board of Directors of a set of corporate governance principles applicable to our company.  The Nominating Committee currently consists of Messrs. Hauser and Winczewski, with Mr. Winczewski serving as Chairman.

The Board of Directors periodically reviews the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the company. The Nominating Committee has adopted a policy regarding the director selection process that requires the committee to assess the skill areas currently represented on the Board against the target skill areas, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Nominating Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary.

The Nominating Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the names, biographical data, and qualifications of such persons are submitted in writing in a timely manner addressed and delivered to our company’s secretary at the address listed herein. The Nominating Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate. Specific qualities or experiences could include matters such as experience in the restaurant industry, financial or technical expertise, strength of character, mature judgment, and the extent to which the nominee would fill a present need on our Board of Directors. As discussed above, the members of the Nominating Committee are independent, as that term is defined by NASDAQ.

Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee charter also grants the committee the authority to: review and approve the goals and objectives relevant to executive officer compensation, including annual performance objectives; review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and recommend new executive compensation programs; review disclosures to be filed with the SEC and distributed to our stockholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee, except where such delegation is not allowed by legal or regulatory requirements. The Compensation Committee currently consists of Messrs. Hauser and Winczewski, with Mr. Winczewski serving as Chairman.

Compensation Committee Interlocks and Insider Participation

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” None of the members of the committee are employees of our company and none have ever been an officer of our company.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the year ended December 31, 2012. During the year ended December 31, 2012, the Audit Committee held five meetings, the Compensation Committee held two meetings, and the Nominating Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he was a member. We encourage each of our directors to attend our annual meeting of stockholders. Accordingly, and to the extent reasonably practicable, we regularly schedule a meeting of the Board of Directors on the same day as the annual meeting of stockholders. Six of our seven directors then serving at the time attended our 2012 annual meeting of stockholders.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Board Members

During 2012, we paid each non-employee director of our company an annual cash retainer of $17,500 and the Chairman of the Audit Committee received an additional cash retainer of $5,000. Members of the Audit and Compensation Committees each receive an annual cash retainer of $3,000 for each committee on which they serve during the year.  In addition, non-employee directors receive $1,000 for each market that they visit in conjunction with the review of real estate locations for new unit growth.  We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at board and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. Non-employee directors may also receive additional fees for services rendered in addition to normal duties.

Stock-Based Compensation

Non-employee directors also are eligible to receive grants of stock options or awards pursuant to the discretion of the Compensation Committee or the entire Board of Directors. Upon joining the Board of Directors, each new non-employee director is granted an option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of such member’s appointment to the Board of Directors. Such option awards vest immediately. Each subsequent year, non-employee directors receive an annual stock option grant to purchase 10,000 shares of our common stock, except the Chairman of the Board who receives an annual stock option grant of 15,000 shares, that vests 25% each quarter over a period of one year, while new non-employee directors receive a pro-rata portion of the annual stock option grant in their first full year of service.

2013 Director Compensation

For 2013, in recognition of the increased efforts required of our board members resulting from our growth strategy, the Board of Directors approved an increase in the annual cash retainer to $22,000 and an increase in the compensation received for each real estate market visit to $2,000 per market.  In addition, the annual stock option grant for the Board of Directors was increased by 1,000 shares to 11,000 shares and the Chairman of the Board receives 16,000 shares.

The following table summarizes information regarding compensation for non-employee directors during 2012.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	Total ($)
Richard J. Hauser	26,500	20,820	47,320
James R. Jundt	17,500	31,230	48,730
Marcus E. Jundt	19,500	5,205	24,705
Leonard M. Newman (3)	19,750	21,010	40,760
Steven W. Schussler (3)	14,583	21,010	35,593
Anthony L. Winczewski	23,500	20,820	44,320

(1)
Directors who are also our employees receive no additional compensation for serving on the Board of Directors.  The compensation of Berke Bakay, president and chief executive officer, is reflected in the Summary Compensation Table.

(2)
The amounts reflect the grant date fair value of awards issued pursuant to the 2005 Stock Award Plan during 2012 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As of December 31, 2012, each director had the following number of options outstanding: Richard J. Hauser (23,800); James R. Jundt (23,125); Marcus E. Jundt (1,875); Leonard M. Newman (10,000); Steven W. Schussler (10,000) and Anthony L. Winczewski (38,800).

(3)	Messrs. Newman and Schussler were appointed to the Board of Directors on March 8, 2012 and received an initial option grant to purchase 10,000 shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on February 28, 2013, except as indicated, by (1) each director and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percentage of Class (2)
Directors and Executive Officers:
Berke Bakay (3)	1,398,750	16.3%
Christi Hing (4)	31,225	*
Richard J. Hauser (5)	712,602	8.3%
James R. Jundt (6)	785,486	9.2%
Marcus E. Jundt (7)	2,500	*
Anthony L. Winczewski (8)	37,300	*
Steven W. Schussler (9)	10,000	*
Leonard M. Newman (9)	10,000	*
All directors and executive officers as a group (8 persons)	2,987,863	34.2%

5% Stockholders:
BBS Capital Fund, LP (3)	1,330,000	15.6%
Wellington Management Company, LLP (10)	564,100	6.6%

*	Less than 1%

(1)
Except as otherwise indicated, each person named in the table has sole voting and dispositive power with respect to all common stock beneficially owned, subject to applicable community property laws. Except as otherwise indicated, each person may be reached as follows: c/o Kona Grill, Inc., 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251.

(2)
The percentages shown are calculated based upon 8,534,646 shares of common stock outstanding on February 28, 2013. In accordance with SEC rules, percent of class as of February 28, 2013 is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)
The number of shares of common stock beneficially owned by Mr. Bakay includes common stock beneficially owned by the following: (i) BBS Capital Fund, LP, (ii) BBS Capital Management, LP, (iii) BBS Capital, LLC, and (iv) Berke Bakay, which together are referred to as the “BBS Management Group.” The BBS Management Group has sole voting and dispositive power over all such shares of common stock. The address of BBS Management Group is 12943 E Corrine Drive, Scottsdale, AZ 85259. Also included in Mr. Bakay’s beneficial ownership amount are (a) 10,000 shares of common stock held by Mr. Bakay and (b) 58,750 shares of common stock issuable upon exercise of vested stock options held by Mr. Bakay.

(4)	Includes 30,000 shares of common stock issuable upon exercise of vested stock options.

(5)
The number of shares of common stock beneficially owned by Mr. Hauser includes (a) 393,407 shares of common stock held by his spouse; (b) 200,000 shares of common stock beneficially owned by Kona MN, LLC, of which Mr. Hauser and his spouse are control persons; (c) 11,500 shares held by a trust for the benefit of Mr. Hauser’s children; and (d) 22,300 shares of common stock issuable upon exercise of vested stock options. Of such shares, 200,000 shares have been pledged by Kona MN, LLC as security for a loan.

(6)
The number of shares of common stock beneficially owned by Mr. James Jundt includes 26,875 shares of common stock issuable upon exercise of vested stock options. The shares reported exclude 190,689 shares, beneficially owned by a trust for the benefit of Mr. Jundt’s adult children, for which Mr. Jundt’s spouse is the trustee, and 8,635 shares owned directly by Mr. Jundt’s spouse.

(7)	Represents 2,500 shares of common stock issuable upon exercise of vested stock options.

(8)	Represents 37,300 shares of common stock issuable upon exercise of vested stock options.

(9)	Represents 10,000 shares of common stock issuable upon exercise of vested stock options granted on March 8, 2012.

(10)
Based on the statement on Schedule 13G filed with the SEC on February 14, 2013, Wellington Management Company, LLP has shared voting and dispositive power over all such shares of common stock. The address of Wellington Management Company, LLP is 280 Congress Street, Boston, MA 02210.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

The objective of our executive compensation program is to attract, retain, and reward executive officers who are critical to our long-term success. The executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

The Compensation Committee believes that executive compensation should be closely aligned with the performance of our company on both a short-term and a long-term basis. Our executive compensation is comprised of three principal elements:

•	Annual base salary;

•	Performance-based annual cash incentive bonuses, which depend upon our annual financial performance (based on our achievement of goals for Adjusted EBITDA, as described herein); and

•	Long-term incentive compensation in the form of stock options or other equity-based awards which are designed to align executive officers’ interests with the long-term interests of our stockholders.

Our Named Executive Officers in 2012

In 2012, the compensation of our named executives set forth in the Summary Compensation Table was affected by officer appointments, resignations and changes in officer positions:

•	Berke Bakay was appointed President and Chief Executive Officer effective January 30, 2012.

•	Christi Hing was appointed Chief Financial Officer effective February 28, 2012.

•
Michael A. Nahkunst resigned as an officer and director on January 30, 2012. He had previously served as an independent member of the Board of Directors, was appointed as interim President and Chief Executive Officer effective June 3, 2011 and subsequently appointed as President and Chief Executive Officer effective October 24, 2011.

Financial Results in 2012 and Relationship to Executive Compensation

Our company’s financial performance in 2012 was the best in the company’s history. Our restaurant sales in 2012 increased 2.5% to $96.0 million compared to $93.7 million in 2011. Same-store sales increased 2.7% primarily due to a 2.5% increase in guest traffic, which laps an 8.8% same-store sales increase in 2011. Income from continuing operations in 2012 increased 127% to $5.3 million or $0.59 per share, compared to $2.3 million or $0.24 per share in 2011. Net income for 2012 increased 136% to $4.8 million or $0.54 per share, compared to net income of $2.0 million or $0.21 per share in 2011.

As a result of our financial performance, our executives each received a bonus above target levels. Both of our executive officers received an initial option grant in recognition of their initial appointment to these positions, in addition to their annual grant in 2013.

Determining Executive Compensation

Our compensation setting process consists of establishing targeted overall compensation for each executive officer and then allocating that compensation among base salary and annual and long-term incentive compensation.  We design annual cash incentive compensation to reward company-wide performance through tying awards primarily to specific operational metrics and financial performance. The Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.

We compete with many restaurant companies for top executive-level talent. The committee reviews comparative data to assess competitiveness from a variety of resources.  For fiscal 2012, the committee utilized publicly available data from the SEC to compare benchmark salary data for comparable size restaurant companies in terms of revenues and market capitalization.

The committee does not set a specific compensation percentile for our executive officers; instead the committee uses this information and the executive’s level of responsibility and experience as well as the executive’s success in achieving business results and leadership in determining the executive’s compensation. The committee believes that this approach allows it to take into consideration the executive’s overall contribution to our company in determining executive compensation rather than relying solely on specific peer group targets.

A significant portion of total compensation is allocated to incentives as a result of the philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. The committee reviews data from industry compensation surveys, SEC filings, and other publicly available sources to determine the appropriate level and mix of incentive compensation.

The responsibilities of the Compensation Committee include determining, or recommending to our Board of Directors for determination, the compensation of our executive officers and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The chief executive officer provides recommendations on compensation to the committee based on each executive officer’s annual review. The committee reviews base salary levels for executive officers of our company at the beginning of each year and recommends actual bonuses at the end of each year based upon company performance.

Elements of Executive Compensation

Base Salary

Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. We provide executive officers with a level of base salary that recognizes appropriately each individual officer’s scope of responsibility, role in the organization, experience, and contributions to the success of our company. The Board of Directors reviews and approves salaries recommended by the Compensation Committee. In formulating these recommendations, the committee considers the overall performance of our company, industry compensation data, and conducts an evaluation of individual officer performance. The committee makes, or recommends that the Board of Directors make, final determinations on any adjustments to the base salary for executive officers.  For 2013, the Compensation Committee elected to increase the base salaries  for our chief executive officer and chief financial officer by 3%.

Annual Incentive Bonus

Annual bonuses are intended to provide incentive compensation to executive officers who contribute substantially to the success of our company. During January 2005, the committee approved a management bonus program pursuant to which our chief executive officer and chief financial officer are eligible to receive 50% and 40% of each individual’s respective base salary upon successfully achieving certain specified goals.

The Board of Directors believes that annual restaurant sales, cash flow and earnings growth are key drivers of stockholder return over the long term. Therefore, the compensation committee provides an annual incentive to motivate and reward executives based upon our goal of increasing earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, and unusual charges, if applicable (“Adjusted EBITDA”). Performance targets are established early each year and are adjusted to reflect the funding of any payout. No payout is made if our company’s minimum performance targets are not achieved. The combination of these factors determines any incentive bonuses to be paid. Performance targets are established based upon achieving the Company’s annual budget. The Compensation Committee sets the target at levels that are considered difficult to achieve. In the past five years, the incentive bonus has been paid above target level two times and below target level three times. For 2012, the performance targets used to determine incentive bonus payouts and their corresponding factors are listed below:

	Adjusted EBITDA	Factor
Maximum	$11.6 million	1.5
Target	$10.6 million	1.0
Minimum	$ 9.6 million	0.1

In February 2013, the Compensation Committee reviewed our performance against the Company’s performance objectives for 2012. Based upon exceeding the target for adjusted EBITDA during 2012 as detailed below, the Board approved a bonus payout equal to 139% of the targeted bonus amount for each executive officer.

	Target	Actual	Factor	Bonus Percentage
Adjusted EBITDA	$10.6 million	$11.4 million	1.39	139%

(1)	Bonus percentage represents the percentage of the targeted bonus that the named executive officer is awarded.

The following is a reconciliation of income from operations, as reported in our consolidated statement of comprehensive income, to Adjusted EBITDA for 2012:

Income from operations	$5,354

Add: Depreciation and amortization	5,749
Stock-based compensation	398
Less: Insurance recoveries and other	(120)
Adjusted EBITDA	$11,381

Long-Term Equity Compensation

Long-term performance-based compensation of executive officers has traditionally taken the form of stock option awards. We believe that equity ownership for all executive officers and for certain of our key employees are important for retention and to provide additional incentive to work to maximize long-term total return to stockholders. Stock option award levels are determined based on market data and vary among participants based on their positions within our company. Under our 2012 Stock Award Plan, the Board of Directors or a committee appointed by the Board is specified to act as the plan administrator. The Board has authorized the Compensation Committee to make recommendations to the Board regarding grants of options to executive officers and these recommendations are subject to ratification by the Board of Directors. In general, stock options are granted to our executive officers at the onset of employment, upon promotion, and annually in conjunction with the review of executive officer performance. In establishing award levels, the committee bases the number of stock option awards to be granted on the target percentage of ownership of the recipient, assuming full dilution of outstanding stock option awards. The committee considers the target percentage of ownership of executive officers in our peer group in setting award levels for executive officers. If, in the opinion of the committee, the outstanding service of an existing employee merits an increase in the number of options held, the committee may elect to issue additional stock options to that employee. We do not have any program or plan to time option grants to our executives in coordination with the release of material non-public information. Our general practice is to grant stock option awards to executive officers upon new employment or for annual awards, during the first Board of Directors meeting held during the year.

Stock options are granted at the closing market price of our common stock on the date of grant. Accordingly, a stock option becomes valuable only if the market price of our common stock increases above the option exercise price and the holder remains employed during the period of time that the option vests. In certain limited circumstances, the committee may grant options to an executive at an exercise price in excess of the closing price of our common stock on the grant date.

In connection with the hiring of Berke Bakay as Chief Executive Officer effective January 30, 2012, the Board granted Mr. Bakay an option to purchase 200,000 shares of common stock which vests at a rate of 25% per year over a four-year period.  Upon the promotion of Christi Hing to Chief Financial Officer effective February 28, 2012, the Board granted Ms. Hing an option to purchase 25,000 shares of common stock which vests at a rate of 25% per year over a four-year period. Both of these option awards were granted at an exercise price equal to the closing market price of our common stock on the effective date of the officer’s appointment.

During February 2013, the Board of Directors granted an option to Mr. Bakay and Ms. Hing to purchase 30,000 shares and 25,000 shares, respectively, of common stock for their contributions in leading Kona Grill to achieve the best financial performance in the company’s history during 2012.

Benefits

Executive officers are eligible to participate in various employee benefit programs that are generally available to all full-time salaried employees of the company. These benefit programs include medical, dental, life, and long-term disability insurance benefits.  We also sponsor a tax-qualified 401(k) retirement savings plan pursuant to which eligible employees are able to contribute the lesser of up to 50% of their annual salary or the limit prescribed by the Internal Revenue Service.  We match 100% of the first 3% of salary contributed and 50% of the next 2% of salary contributed, subject to Internal Revenue Code guidelines on highly compensated employees.  All contributions to the 401(k) plan as well as any matching contributions are fully vested upon contribution.  In addition, we sponsor an employee stock purchase plan pursuant to which eligible employees are able to purchase common stock at a 5% discount of the fair market value of common stock on the last day of the applicable offering period. Eligible employees may purchase up to 15% of eligible earnings during each of the offering periods, subject to a maximum of $25,000 annually.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of any publicly held corporation’s chief executive officer and four other most highly compensated executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Anthony L. Winczewski, Chair
Richard J. Hauser

Summary of Cash and Other Compensation

The table below summarizes the total compensation paid to each of our executive officers for the years ended December 31, 2012, 2011 and 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Compensation ($)	All Other Compensation ($) (2)	Total ($)
Berke Bakay	2012	309,615	609,785	222,979	3,500	1,145,879
President and Chief Executive Officer (3)

Christi Hing	2012	176,000	58,509	93,825	11,240	339,574
Chief Financial Officer and Secretary (4)

Michael A. Nahkunst	2012	43,874	—	—	17,700	61,574
Former President and Chief Executive Officer (5)	2011	189,808	566,200	153,125	1,827	910,960

(l)
The amounts reflect the grant date fair value of awards issued for the respective year pursuant to the 2005 Stock Award Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC). Details regarding 2012 stock option awards can be found in the table “Grants of Plan-Based Awards.”  Details regarding 2012 and 2011 stock option awards that are still outstanding can be found in the table “Outstanding Equity Awards at December 31, 2012.”

(2)
Executive officers also receive employee benefits that are provided to all salaried employees of our company and primarily consisted of 401(k) matching contributions, health insurance premiums, and contributions to a health care savings account.

(3)
Mr. Bakay was appointed as President and Chief Executive Officer effective January 30, 2012.  The amount shown for 2012 under “Salary” and “Non-Equity Incentive Compensation” reflects a pro-rated portion of amounts earned during the year.

(4)
Ms. Hing was appointed as Chief Financial Officer and Secretary effective February 28, 2012 and previously served as Vice President and Controller.  As a result of Ms. Hing’s promotion, we agreed to increase her annual salary to $185,000. The amounts reported in “Salary” and “Non-Equity Incentive Compensation” reflects the amounts paid to Ms. Hing during 2012, including service prior to her appointment as Chief Financial Officer.  We have not entered into an employment agreement with Ms. Hing.

(5)
Mr. Nahkunst was appointed as interim President and Chief Executive Officer effective June 3, 2011 and was appointed as President and Chief Executive Officer effective October 24, 2011. The amount shown for 2011 under “Salary” and “Non-Equity Incentive Compensation” reflects a pro-rated portion of amounts earned during the year. Mr. Nahkunst resigned as an officer and director on January 30, 2012. Pursuant to the provisions in Mr. Nahkunst’s separation agreement, he received any unused vacation time; continuation of medical and dental benefits in effect under COBRA for a three month period and $16,500 as reimbursement for Mr. Nahkunst’s termination of his lease of a residential property in the Phoenix area.  Amounts paid pursuant to the agreement between our company and Mr. Nahkunst are included in “All Other Compensation.”

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2012 to any of the individuals listed on the Summary Compensation Table above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($) (1)
Berke Bakay	01/30/2012	200,000	6.98	609,785
Christi Hing	02/28/2012	25,000	5.37	58,509
Michael A. Nahkunst	—	—	—	—

(1)	Represents the aggregate compensation cost for all option awards granted during 2012 to the executive officers named above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table includes certain information with respect to all options previously awarded to the executive officers named above that were outstanding as of December 31, 2012.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise	Option
Name	Exercisable	Unexercisable		Price ($)	Expiration Date
Berke Bakay (1)	1,250	—		3.39	01/28/2015
	7,500	—		5.15	02/24/2016
	—	200,000	(a)	6.98	01/29/2017

Christi Hing (2)	5,000	—		11.79	01/24/2013
	7,500	2,500	(a)	1.92	02/06/2014
	5,000	5,000	(b)	3.39	01/28/2015
	2,500	7,500	(c)	4.99	01/23/2016
	1,250	3,750	(d)	5.78	10/26/2016
	—	25,000	(e)	5.37	02/27/2017

Michael A. Nahkunst	—	—		—	—

(1)
Mr. Bakay’s unexercisable options as of December 31, 2012 include (a) 50,000 options that vested on January 30, 2013 and three tranches of 50,000 options that will vest on January 30, 2014, 2015 and 2016, respectively.

(2)
Ms. Hing’s unexercisable options as of December 31, 2012 include (a) 2,500 options that vested on February 6, 2013; (b) 2,500 options that vested on January 28, 2013 and 2,500 options that will vest on January 28, 2014; (c) 2,500 options that vested on January 24, 2013 and two tranches of 2,500 options that will vest on January 24, 2014 and 2015, respectively; (d) three tranches of 1,250 options that will vest on October 27, 2013, 2014 and 2015, respectively; and (e) 6,250 options that vested on February 28, 2013 and three tranches of 6,250 options that will vest on February 28, 2014, 2015 and 2016, respectively.

OPTION EXERCISES AND STOCK AWARDS

The following table sets forth certain information with respect to stock options exercised and stock awards vested during the year ended December 31, 2012 to any of the individuals listed on the Summary Compensation Table above.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Berke Bakay	—	—	—	—
Christi Hing	—	—	—	—
Michael A. Nahkunst	41,875	40,232	—	—

Employment Agreements

We have historically entered into employment agreements with certain executives.  The Board believes that terms of our executive employment agreement are in line with market standards, and the agreement can be an important means to allow management to continue to focus on running the business of the company in the event of a pending or actual change of control event or otherwise. More detailed information concerning severance payments appears herein under the caption “Potential Payments Upon Termination or Change in Control.”

On January 30, 2012, we entered into an employment agreement with Berke Bakay, a director of our company since October 2009, in connection with Mr. Bakay succeeding Mr. Nahkunst as President and Chief Executive Officer of the Company. The terms of Mr. Bakay’s Employment Agreement include the following:

Term: Unless earlier terminated as provided therein, the term of the Employment Agreement is three years.

Annualized Base Salary: The annualized base salary shall be $350,000 which may be increased annually by the Board in its sole discretion.

Bonus Incentives: Mr. Bakay will also be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company and any additional bonuses as determined by the Board in its sole discretion.

Stock Option Grant: Pursuant to a stock option agreement effective as of January 30, 2012, the Company granted Mr. Bakay options to purchase 200,000 shares of the Company’s common stock at an exercise price equal to $6.98, the closing sale price of the common stock on the grant date. The stock option agreement provides for a “cashless exercise” provision. The options vest 25% each year over four years commencing on the one-year anniversary of the grant date. Vested stock options may be exercised by Mr. Bakay during the term of the Employment Agreement and for three months thereafter except as provided therein for situations relating to termination for cause (option terminates), death or disability (vested portion continues to be exercisable for 12 months).

Mr. Bakay’s stock options also accelerate in the event of a termination without cause or with “Good Reason” as described below.  Finally, in the event of a “Change in Control” event (as defined below), all of Mr. Bakay’s unvested stock options will immediately vest and be immediately exercisable. A “Change in Control” includes (a) merger or sale of substantially all of the assets of the Company and (b) certain transactions where a person or group of persons become the owners of 30% or more of the total combined voting power of the Company’s securities.

Severance Eligibility:  If the Company terminates Mr. Bakay’s employment without cause or if Mr. Bakay terminates his employment for “Good Reason” he shall be entitled to  (a) any base salary earned but unpaid as of the date of termination and any other payments pursuant to other benefit plans, including without limitation medical  and dental benefits and unused vacation; (b) six months of base salary and a pro-rata portion of any incentive bonus payable for that year (subject to certain conditions such as entering into a general release with the Company); and (c) unvested stock options scheduled to vest over a 12 month period following termination shall be vested and remain exercisable except if any such termination occurs during the first 12 month period of the Employment Agreement, unvested stock options scheduled to vest over a 24 month period following termination shall be vested and remain exercisable.

 “Good Reason”  includes (a) any material reduction in the amount or type of compensation paid to Mr. Bakay or material reduction in benefits inconsistent with benefit reductions taken by other members of the Company’s senior management; (b) requiring  Mr. Bakay to be based in any office or location other than facilities within 50 miles of Phoenix, Arizona after Mr. Bakay relocates to the Phoenix area; or (c) any material breach of any contract entered into between Mr. Bakay and the Company or an affiliate of the Company, including the Employment Agreement, which is not remedied by the Company.

Potential Payments Upon Termination or Change of Control

The following table describes the potential payments for the named executive officers as of December 31, 2012, based on the applicable triggering event:

	Termination Without Cause or With Good Reason			Termination Upon a Change in Control
Name	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits ($)(3)	Cash Payment ($)(1)	Acceleration of Vesting of Equity Awards ($)(2)	Benefits ($)(3)
Berke Bakay	350,000	86,000	1,800	350,000	344,000	1,800

Christi Hing	—	—	—	—	—	—

(1)	Assumes a termination date for Mr. Bakay as of December 31, 2012.

(2)	The calculation for Mr. Bakay is based upon a termination date of December 31, 2012 and the closing market price of our common stock on that date.

(3)	Reflects the continuation of health benefits following employment for the period specified in the respective agreement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our stock option plans and shares purchased under our Employee Stock Purchase Plan as of December 31, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )
Equity Compensation Plans Approved by Stockholders	673,942	$6.09	1,107,312

Equity Compensation Plans Not Approved by Stockholders	–—	–—	–—

Total	673,942	$6.09	1,107,312

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the year ended December 31, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such year, was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We recognize that transactions between us and any of our directors or executives can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our company and stockholders. Therefore, as a general matter and in accordance with our Code of Business Conduct and Ethics, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of our company. Therefore, our Board of Directors reviews and, if appropriate, approves or ratifies any such transactions. Pursuant to the policy, the Board of Directors, or a designated committee, will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our directors or executives had, has, or will have a direct or indirect material interest. After its review, the Board of Directors or designated committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of our company and our stockholders, as determined in good faith.

During 2012, we did not enter into any transaction or series of similar transactions to which we were, or are to be, a party in which the amount involved exceeds $120,000, and in which any director, executive officer, or holder of more than 5% of any class of voting securities of our company and members of such person’s family had, or will have, a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference herein.

As more fully described in its charter, the purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent auditor’s qualifications and independence, and the performance of our company’s independent auditor. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

As part of its oversight of our financial statements, the committee reviews and discusses with both management and our independent registered public accountants all annual and quarterly financial statements prior to their issuance. During 2012, management advised the committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to U.S. Auditing Standards No. 380 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the committee concerning independence. In addition, the committee discussed with the independent auditor the overall scope and plans for its audit. The committee met with the independent auditor, with and without management present, to discuss the results of the audit, its evaluations of our company and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

The report has been furnished by the Audit Committee of the Board of Directors.

Leonard Newman
Richard J. Hauser
Anthony L. Winczewski

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the approval in advance of any significant audit or non-audit engagement or relationship with the independent auditor, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor.  All of the services provided by Ernst & Young LLP described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

PROPOSAL 2

ADVISORY VOTE ON APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the section entitled “Executive Compensation” above, including the disclosures under the heading “Compensation Discussion and Analysis” and in the compensation tables and related narrative disclosures. As discussed in those disclosures, the executive compensation program of our company seeks to provide a level of compensation that is competitive with companies of similar size in the restaurant industry. We align executive officer compensation with both company performance and individual performance and provide incentives to motivate executive officers to achieve our financial, operating, and strategic objectives and reward them for achieving these objectives. We compensate our executive officers through a mix of compensation designed to be competitive within our industry and to align management’s incentives with the long-term interests of our stockholders.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve the compensation of the ‘named executive officers’ of Kona Grill, Inc., as disclosed in the section entitled ‘Executive Compensation’ in the Proxy Statement for the Kona Grill, Inc. 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers as described herein. Because the vote is advisory, it will not be binding on us, the Board or the Compensation Committee. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to us and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

The Board recommends that you vote FOR the proposal to approve the compensation of our named executive officers, as described in this proxy statement.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate (on an advisory basis) how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2. In particular, we are asking whether this “Say-on-Pay” vote should occur every three years, every two years, or every one year.

Many commentators have expressed a belief that votes less frequent than annual votes are  appropriate, as they enable stockholders to focus on a company’s overall compensation program design, as opposed to short-term decisions, and provide sufficient time to evaluate how a company’s compensation programs drive longer-term performance and the creation of longer-term shareholder value. Many also believe that a less frequent voting cycle will give companies sufficient time to respond thoughtfully to stockholder views and to implement any necessary changes to executive compensation programs and allow stockholders to evaluate the results of these changes before the next stockholder advisory vote.

Others believe that more frequent advisory votes are optimal, as they provide stockholders with the opportunity to react promptly to emerging trends in compensation and to provide rapid feedback to companies with respect to their views on the effectiveness and appropriateness of their executive compensation programs. This more frequent feedback would provide boards of directors and compensation committees with the opportunity to evaluate individual compensation decisions each year in light of the stockholder feedback and to better incorporate current stockholder views into companies’ compensation programs.

Our Board believes that the most appropriate outcome at this time is to have a stockholder advisory vote on compensation once every three years, to best enable the Board and the Compensation Committee to understand and incorporate the views of our stockholders in structuring our executive compensation programs.  The Company views the way it compensates its named executive officers as an essential part of its strategy to maximize the performance of the Company and deliver enhanced value to the Company’s shareholders.  The Board believes that a vote every three years will permit the Company to focus on developing compensation practices that are in the best long-term interests of its shareholders.  The Board believes that a more frequent advisory vote may cause the Company to focus on the short-term impact of its compensation practices to the possible detriment of the long-term performance of the Company.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote on this proposal.

“RESOLVED, that the option of once every three years, two years, or one year that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules.”

Vote Required

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. As with your vote on Proposal 2 above, your vote on this Proposal 3 is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board, and the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. However, our Board and our Compensation Committee value the opinions of our stockholders and we will take our stockholders’ preferences into account in making determinations regarding the frequency of the Say-on-Pay vote.

The Board recommends that stockholders vote for a frequency of every “three year”
for future advisory stockholder votes on executive compensation.

PROPOSAL 4

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited the financial statements of our company for the years ended December 31, 2011 and 2012. Our Audit Committee has appointed Ernst & Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2013 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. The Board of Directors anticipates that representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDITOR FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for the years ended December 31, 2011 and 2012.

	2011	2012
Audit Fees (1)	$244,000	$298,885
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$244,000	$298,885

(1)	Represents fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, assistance with the review of documents filed with the SEC, and accounting consultations.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals

Any stockholder that wishes to present any proposal for stockholder action at our annual meeting of stockholders to be held in 2014 must notify us at our principal offices no later than December 31, 2013 in order for the proposal to be included in our proxy statement and form of proxy relating to that meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders.

Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2014, except in circumstances where (i) we receive notice of the proposed matter no later than February 4, 2014 and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

Householding of Annual Meeting Materials

Certain brokers and other nominee record holders may be participating in the practice of “householding” this proxy statement and other proxy materials. This means that only one copy of this proxy statement and other proxy materials may have been sent to multiple stockholders in a stockholder’s household. The company will promptly deliver additional copies of the proxy statement and other proxy materials to any stockholder who contacts the company’s principal corporate office at 7150 East Camelback Road, Suite 220, Scottsdale, Arizona 85251 or by calling (480) 922-8100, requesting such additional copies. If a stockholder is receiving multiple copies of the proxy statement and other proxy materials at the stockholder’s household and would like to receive in the future only a single copy of the proxy statement and other proxy materials for a stockholder’s household, such stockholders should contact their broker, other nominee record holder, or the company’s investor relations department to request the future mailing of only a single copy of the company’s proxy statement and other proxy materials.

Other

Except as discussed in this proxy statement, the Board of Directors does not know of any matters that are to be properly presented at the meeting other than those stated in the Notice of 2013 Annual Meeting of Stockholders and referred to in this proxy statement. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote thereon in accordance with their best judgment. Moreover, the Board of Directors reserves the right to adjourn or postpone the meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that, in the Board of Directors’ belief, would cause such adjournments or postponements to be in the best interests of all of the company’s stockholders.

Dated: March 18, 2013

KONA GRILL, INC.
2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of KONA GRILL, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated March 18, 2013, and hereby appoints Berke Bakay and Christi Hing, and each of them, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of the Company, to be held on Tuesday, April 30, 2013, at 9:00 a.m., local time, at the Kona Grill restaurant located at 5310 E. High Street, Phoenix, Arizona, 85054 and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the named Class II directors nominated by the Company’s Board of Directors to serve for a three-year term expiring in 2016; FOR a non-binding advisory resolution on executive compensation; FOR a frequency of “three years” with respect to the non-binding advisory vote on executive compensation; and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending December 31, 2013; and as said proxies deem advisable on such other matters as may come before the meeting.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

☐	Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” each of the following nominees:

1.	Election of Directors:
	FOR	WITHHOLD
Marcus E. Jundt	☐	☐
Leonard M. Newman	☐	☐
Anthony L. Winczewski	☐	☐

The Board of Directors recommends a vote “FOR” Proposal #2:

2.	Proposal to approve an advisory resolution on executive compensation for the Company’s named executive officers

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote for 3 YEARS on Proposal #3:

3.	Proposal to approve an advisory vote on the frequency of future advisory votes on executive compensation

3 YEARS ☐	2 YEARS ☐	1 YEAR ☐	ABSTAIN ☐

The Board of Directors recommends a vote “FOR” Proposal #4:

4.	Proposal to approve the ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013

FOR ☐	AGAINST ☐	ABSTAIN ☐

and upon such matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof

 (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both stockholders should sign.)

Date

Stockholder signature